Exhibit 10.11

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Agreement”) is made effective the       day of January, 2014, by and between OXMOOR HOLDINGS, LLC, an Alabama limited liability company (“Landlord”), and NUTECH MEDICAL, INC., an Alabama corporation (“Tenant”) and NUTECH SPINE, an Alabama LLC (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord owns that certain office building located at 2641 Rocky Ridge Lane, Birmingham, Jefferson County, Alabama (the “Building”), such Building being located on the real property described in Exhibit “A” attached hereto (the “Real Estate”; together with the Building, collectively the “Property”);

WHEREAS, Landlord desires to lease to Tenant, and Tenant desires to rent from Landlord, the Property on the terms set forth herein;

NOW, THEREFORE, THESE PREMISES CONSIDERED, and in consideration of the covenants and agreements of Landlord and Tenant herein set forth, Landlord does hereby lease the Property herein described, and Tenant takes and accepts said Property subject to the terms, provisions, covenants, agreements and conditions herein set forth.

SECTION 1:  DEFINITIONS

1.1          Defined Terms. The words defined in this Section are intended to have the following meanings when used in this Agreement:

1.1.1       “Agreement” or “Lease.” This Agreement and all modifications and amendments thereto bearing the written approval of both the Landlord and the Tenant.

1.1.2       “Approved Title Exceptions(s).” The mortgages, easements, restrictions, rights, and other encumbrances existing as of the date of this Agreement and listed on the attached Exhibit “B”;

1.1.3       “Building.” Has the meaning given in the recitals of this Agreement.

1.1.4       “Default.” The occurrence of an Event of Default, the election by the Landlord to exercise the Landlord’s remedies by reason thereof, and the failure of the Tenant to cure or cause to be cured such occurrence within the time specified in Section 13.2 of this Agreement.

1.1.5       “Event(s) of Default.” The actions or inactions of the Tenant specified at Section 14.1 of this Agreement.

1.1.6       “Impositions(s).” All taxes and assessments, whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character (including all interest and penalties thereon), which at any time during the Lease Term may be assessed, levied, confirmed or imposed on the Property or any improvements constructed on the Property by Tenant. The term “Impositions” specifically excludes all income, estate, succession, inheritance, transfer or franchise taxes imposed against the Landlord, the Rent paid to the Landlord or the Landlord’s reversionary interest in the Property upon expiration of the Lease Term.

1.1.7       “Initial Lease Term.” The Initial Lease Term as described in Section 3.1 of this Agreement, subject to earlier termination as provided in this Agreement.

1.1.8       “Lease Term.” Collectively, the Initial Lease Term and any Extension Term.

1.1.9       “Person(s).” Any individual, corporation, association, trust, partnership, joint venture or any government or agency or political subdivision thereof.

1.1.10     “Property.” Has the meaning given in the recitals of this Agreement.

1.1.11     “Real Property.” The real property more particularly described in Section 2.1 and Exhibit “A” of this Agreement and the appurtenances relating thereto.

1.1.12     “Rent.” The payments specified in Section 4 of this Agreement.

1.1.13     “Utility Charge(s).” All charges for water, sewer, gas, heat, light, power, telephone service, electricity and other utility and communication services rendered or used on or about all or any part of the Property.

SECTION 2:  PREMISES AND USE

2.1          Property. Subject to the terms of this Agreement, Landlord hereby demises and lets to Tenant, and Tenant hereby leases from Landlord, the Property.

2.2          Use. Tenant shall be entitled to use the Property for purposes of conducting a wholesale medical supply business (the “Business”) and for any other legal purpose. So long as Tenant complies in all material respects with any applicable laws regulating the use of the Property, activities conducted by Tenant on the Property in its sole discretion relating to the Business or other legal purposes will not be construed as violating any term of this Agreement.

SECTION 3:  TERM

3.1          Initial Lease Term. The Initial Lease Term shall commence on the effective date of this Agreement and shall terminate on December 31, 2018.

3.2          Extension of Lease Term. Tenant shall have the option to extend this Agreement for two (2) additional consecutive periods of five (5) years each (individually referred to herein as an “Extension Term”) upon the same terms and conditions as herein set forth. Each Extension Term shall commence at the expiration of the Initial Lease Term or Extension Term then expiring and shall expire on the fifth (5th) anniversary thereof. Each option granted hereunder to extend the term of this Agreement shall be exercisable by Tenant by delivering written notice to Landlord of its election to exercise such option at least ninety (90) days prior to the expiration of the Initial Lease Term or Extension Term then expiring; provided, however, that if Tenant shall fail to give any such written notice within such ninety (90) day time period, Tenant’s right to exercise its option shall nevertheless continue until thirty (30) days after Landlord shall have given Tenant notice of Landlord’s election to terminate such option, and Tenant may exercise such option at any time until the expiration of said thirty (30) day period.

SECTION 4:  RENT

During the Lease Term, Tenant agrees to pay to Landlord, no later than the fifth (5th) day of each month, rent in the amount of Two Hundred Forty Thousand and No/100 Dollars ($240,000.00) per year in twelve (12) equal monthly installments of Twenty Thousand and No/100 Dollars ($20,000.00) beginning on the date hereof (the “Rent”). If the Lease Term commences on a day other than the first day of a month, or terminates or expires on a day other than the last day of a month, the Rent for such partial month shall be prorated based upon the actual number of days in such month.

SECTION 5:  QUIET ENJOYMENT; EASEMENTS

5.1          Quiet Enjoyment. So long as Tenant observes and performs all of the terms of this Agreement, Landlord warrants the peaceful and quiet occupation and enjoyment of the Property by Tenant free and clear of interference by any Person.

5.2          Easements. Tenant shall have the right from time to time to enter into agreements with utility companies and the owners of adjacent properties creating such easements as are deemed desirable by Tenant to service and provide utilities and access to the Property. Landlord agrees to consent thereto and to execute such documents and take such other action as may be reasonably requested by Tenant to effectuate such agreements, provided that Tenant pays all expenses relating thereto.

SECTION 6:  IMPOSITIONS AND UTILITY CHARGES

6.1          Payment. Throughout the lease Term, Tenant will pay all Impositions with respect to the Property and improvements thereon as the same become due, prior to the time penalties or interest attach thereto. If Tenant fails to timely pay any Imposition, Landlord may pay the same and Tenant will promptly reimburse Landlord for any penalties or interest paid by Landlord which results from Tenant’s failure to make timely payment. Tenant will pay or cause to be paid all Utility Charges with respect to the Property. Such payments of Utility Charges will be made by Tenant directly to the charging authority promptly as the same become due, and prior to the time penalties or interest attach thereto.

6.2          Conversion to Installments. If permitted by law, Tenant shall have the right to require that any impositions and Utility Charges be payable in installments.

6.3          Proration. All Impositions and Utility Charges which accrue prior to the commencement of the Lease Term or subsequent to the end of the Lease Term will be borne and paid by Landlord, and any bills which include amounts accrued both during the Lease Term and either before or after the Lease Term will be apportioned pro rata between Landlord and Tenant.

6.4          Right to Contest. Tenant shall have the right to contest the validity, amount or application of any Impositions or Utility Charges by diligent pursuit of appropriate legal proceedings conducted at Tenant’s expense. If required by applicable law, Landlord agrees that such proceedings may be conducted in the name of Landlord, and Landlord agrees to execute and deliver all documents which are reasonably requested by Tenant in connection therewith.

6.5          Refunds. Landlord agrees that any refunds or rebates of Impositions and Utility Charges previously paid by Tenant pursuant to the provisions of this Agreement will belong to Tenant. Landlord agrees to sign such receipts and other documents as may be reasonably requested by Tenant to obtain payment of such refunds.

SECTION 7:  MAINTENANCE OF GOVERNMENTAL APPROVALS

7.1          Compliance. Any obligation to maintain any governmental approvals for the operation of the Business shall be the responsibility of Tenant.

7.2          Permitted Contest. Tenant shall have the right to contest the validity or application of any requirements of governmental approvals or any other ordinance, law, rule or regulation relating to the use of the Property by appropriate legal proceedings conducted at Tenant’s expense. Any such contest may be brought in the name of Landlord if required by law, and Landlord agrees to execute and deliver such instruments as are reasonably requested by Tenant to facilitate such contest. If allowed by law, Tenant may delay compliance with the contested requirement of any governmental approvals until final determination of the contest.

SECTION 8:  LIENS AND ENCUMBRANCES

Landlord will not directly or indirectly, create or permit to be created or to remain in existence any lien, encumbrance or claim affecting the Property or Landlord’s or Tenant’s interest under this Agreement other than: (a) the leasehold estate created by this Agreement and the rights, if any, of any present and future subtenant of Tenant hereunder, (b) the Approved Title Exceptions, and (c) that certain first mortgage secured by the Property in favor of Regions Bank. In the event of any such lien, encumbrance or claim, Landlord will cause the same to be discharged and removed at Landlord’s expense within thirty (30) days after written notice from Tenant; provided, however, that Landlord may, at its expense and in its sole discretion, contest the same by appropriate legal proceedings diligently conducted. If at any time during the contest of such lien, encumbrance or claim the Property, or Tenant’s interest hereunder, becomes subject to forfeiture, or if Tenant becomes subject to liability arising from nonpayment of the same, or if any lien, encumbrance or claim could, in Tenant’s opinion, adversely affect Tenant’s use of the Property, Landlord will promptly pay the disputed claim or remove such encumbrance.

Section 9:  SUBLETTING AND ASSIGNMENT

9.1          Tenant’s Right to Sublet and Assign. Tenant shall not have the right to sublet or assign all or any portion of the Property from time to time during the Lease Term without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld.

9.2          Attornment of Subtenant and Assignee. Tenant agrees that each sublease or assignment entered into by Tenant during the Lease Term will contain a provision whereby the subtenant or assignee agrees to attorn to Landlord in the event of the termination of this Agreement. Notwithstanding any assignment or sublease, Tenant will remain obligated to Landlord pursuant to this Agreement unless Landlord otherwise agrees in writing.

SECTION 10: LANDLORD’S TRANSFER

Landlord will have the right, at any time and from time to time, during the Lease Term to sell, convey, transfer and assign Landlord’s interest in the Property; provided, however, that Landlord agrees that such sale, conveyance, transfer or assignment shall be expressly subject to the rights of Tenant pursuant to this Agreement. Landlord agrees to notify Tenant in writing prior to any such sale, conveyance, transfer or assignment, and Landlord agrees to deliver to Tenant true and complete copies of the instrument or instruments which will consummate each such transfer at least thirty (30) days prior to the effective date thereof.

SECTION 11: EMINENT DOMAIN

11.1        Total Taking. If, during the Lease Term, all of the Property is taken as a result of the exercise of the power of eminent domain or by purchase in lieu thereof, or if less than all of the Property is taken, the Lease Term will terminate on the date of vesting of title to the Property in the condemnor. Landlord shall be entitled to receive an amount equal to the unpaid Rent through the end of the Lease Term, discounted to present value using an interest factor of six percent (6%) per annum, and Tenant shall be entitled to receive and retain all of the balance of any awards and other payments arising from any such taking.

11.2        Partial Taking. If less than all of the Property is taken as a result of the exercise of the power of eminent domain or by purchase in lieu thereof such that, in Tenant’s sole opinion, the Business can be operated on the Property in a manner acceptable to Tenant, this Agreement will not terminate but will continue in full force and effect for the remainder of the Lease Term with respect to that portion of the Property not the subject of the taking. Tenant shall be entitled to receive and retain all of the awards and other payments arising from any such taking.

11.3        Temporary Taking. If all or any portion of the Property is taken by the exercise of the right of eminent domain for governmental occupancy for a limited period, this Agreement will not terminate and Tenant will continue to perform all of Tenant’s obligations hereunder as though such taking had not occurred (except to the extent that Tenant is prevented from doing so by reason of such taking; provided, however, that in no event will Tenant be excused from the payment of Rent and all other charges required to be paid by Tenant under this Agreement). In the event of such taking, Tenant will be entitled to receive the entire amount of any awards and other payments made for such taking (whether paid by way of damages, rent or otherwise), and Landlord hereby assigns such awards and other payments to Tenant.

11.4        Participation in Proceeding. Tenant will have the exclusive right to direct and control, and enter into any settlement with respect to, any eminent domain and similar proceedings seeking to take all or any portion of the Property and any appeals which might be taken therefrom, and Tenant is irrevocably appointed attorney-in-fact of Landlord to do so. Tenant shall pay all of its expenses in connection with any such proceedings.

SECTION 12:  LANDLORD MORTGAGES

Section 12.1          Subordination. Upon request by any holder (“Mortgagee”) of a mortgage (“Mortgage”) which now or hereafter encumbers the Property, or any part thereof, Tenant covenants and agrees to subordinate Tenant’s rights under this Lease to such Mortgagee.

Section 18.2          Attornment. Tenant shall, in the event of the exercise of the power of sale or deed in lieu of foreclosure under any Mortgage, attorn to and recognize such purchaser as landlord under this Lease; provided that Tenant’s right of quiet enjoyment provided for in Section 5.1 of this Lease shall not be disturbed so long as Tenant shall not be in default hereunder. Tenant further covenants and agrees that, should any party so succeeding to the interest of Landlord require a separate agreement of attornment regarding the matters covered by this Lease, then Tenant shall promptly, upon request, enter into any such attornment agreement.

Section 18.3          Estoppel Certificate. Tenant agrees, upon request from Landlord, to execute, and deliver to Landlord or any potential purchaser of the premises, or to any Mortgagee or potential Mortgagee, an estoppel certificate or statement in writing certifying to all or any part of the following information as Landlord shall request, provided such facts are true and ascertainable: (i) that this Lease constitutes the entire agreement between Landlord and Tenant and is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modification); (ii) the amount of Rent and the dates to which same have been paid, and that there is no prepaid Rent or other sums hereunder, and the amount of security, if any, deposited with Landlord; (iii) that the Premises have been satisfactorily completed, and that all conditions precedent to this Lease taking effect have been carried out; and (iv) that Tenant has accepted possession of the Premises, that the Term of this Lease has commenced and there are no defaults or offsets which Tenant has against enforcement of this Lease by Landlord.

SECTION 13:  LEASEHOLD MORTGAGES

During the Term or any Extension Term of this Lease, Tenant shall not have the right to execute any mortgages upon its interest in the Property.

SECTION 14:  TENANT DEFAULT; REMEDIES; TERMINATION

14.1        Events of Default. The following events will be deemed to be Events of Default by the Tenant under this Agreement: (a) failure to pay any Rent or other sums payable by Tenant hereunder when such sums become due; or (b) failure to comply with any term of this Agreement to be observed by Tenant.

14.2        Notice; Opportunity to Cure. Upon the occurrence of any Event of Default, Landlord will have the option to declare the same to be a Default hereunder by written notice to Tenant specifying the nature of such Default. In the event Tenant cures a Default arising from the events specified in Section 14.1 (a) within fifteen (15) days after receipt of such notice, or cures a Default arising from the events specified at Sections 14.1(b) within sixty (60) days after receipt of such notice, Landlord and Tenant will be restored to their respective rights and obligations under this Agreement as if no Event of Default had occurred.

14.3        Remedies. On the failure of Tenant to cure a Default within the time provided, Landlord will have the option to terminate this Agreement and the Lease Term by written notice to Tenant, in which event Tenant will immediately surrender the Property to Landlord; provided, however, that if Tenant fails to do so, Landlord may, to the maximum extent permitted by law, and without notice or prejudice to any other remedy Landlord might have, enter and take possession of the Property and remove Tenant and Tenant’s property therefrom. Notwithstanding the foregoing, Tenant may reinstate this Agreement following Landlord’s termination by written notice to Landlord within thirty (30) days of such termination, and cure of all Defaults and payment of all reasonable costs and expenses of Landlord incurred as a result of such Default.

14.4        Termination by Tenant. Except as otherwise provided herein, if there is a breach of any obligation of this Agreement by Landlord, Landlord shall have the right to sixty (60) days written notice from Tenant to cure such breach, after which time Tenant may terminate this Agreement so long as such breach remains uncured. Unless a termination by Tenant results from a breach by Landlord of this Agreement which is not timely cured, Tenant shall continue to pay the Rent due through the end of the Lease Term.

14.5        Surrender. On the expiration or sooner termination of this Agreement in accordance with its terms, the Lease Term shall also terminate, and Tenant will surrender the Property to Landlord.

SECTION 15:  PERFORMANCE

If Tenant fails to perform any of its obligations hereunder, then following notice to Tenant, Landlord may perform such obligations and shall be entitled to reimbursement from Tenant for the reasonable costs and expenses of performing such obligations. If Landlord fails to perform any of its obligations hereunder, then following notice to Landlord, Tenant may perform such obligations and shall be entitled to reimbursement from Landlord for the reasonable costs and expenses of performing such obligations. Any reasonable costs or expenses so incurred by Tenant may be offset against its Rent.

SECTON 16:  ENVIRONMENTAL COVENANT

16.1        As used herein the term “Applicable Environmental Law” shall be defined as any statutory law, regulation, or case law pertaining to health or the environment, or oil, or petroleum products, or “Hazardous Substances” (as herein defined), including, without limitation: (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) as codified at 42 U.S.C. § § 9601 et sea., as amended; (ii) the Alabama Underground Storage Tank and Wellhead Protection Act of 1988, as codified at Ala. Code § § 22-36-1 et seg., as amended; and (iii) the Alabama Hazardous Substance Cleanup Fund Act, as codified at Ala. Code § § 22-30A-1 et seg., as amended. As used herein the terms “Hazardous Substance” and “release” shall have the meanings specified for said terms in CERCLA; provided however, that in the event CERCLA is amended to broaden the meaning of any term defined thereby, such broadened meaning shall apply subsequent to the effective date of such amendment; and provided further, that to the extent that the laws of the State of Alabama establish a meaning for “Hazardous Substance” or “release” which is broader than that specified in CERCLA, such broader meaning shall apply; and provided further, that “Hazardous Substance” shall also be defined to include oil, petroleum products, extremely flammable substances, explosives, and radioactive materials, and “release” shall also be defined to include any disturbance or release of asbestos which would call for abatement or removal procedures under any Applicable Environmental Law.

16.2        Landlord is not aware of any violation of, nor is it subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or any response costs or remedial obligations under, any Applicable Environmental Law and that this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions, and circumstances, if any, pertaining to the Property. Landlord agrees to pay any fines, charges, fees, expenses, damages, losses, liabilities or response costs arising from or pertaining to the application of any Applicable Environmental Law to the Property as a result of any activities which have occurred prior to the term of this Agreement.

16.3        Tenant shall comply with all Applicable Environmental Laws and shall not suffer, allow, permit, or cause the generation, accumulation, storage, or possession on the Property, or the release, or threat of release from the Property of Hazardous Substances; provided, however, the foregoing prohibition shall not be applicable to normal and reasonable amounts of cleaning, pest control, and other supplies necessary for normal maintenance of the Property as an office so long as such materials are properly, safely, and lawfully stored and used by Tenant and the quantity of same does not exceed a “reportable quantity” as defined under 40 C.F.R 302, as amended.

16.4        Tenant shall notify Landlord immediately upon learning: (i) that any duty described in this Section 16 has been violated; (ii) that there has been a release, discharge, or disposal of any Hazardous Substance on a part of the Property, (iii) that radon gas or urea formaldehyde has been detected on or in the Property; or (iv) that the Property or improvements thereto are subject to any third-party claim or action, or threat thereof, because of any environmental condition on the Property or arising in connection with the operation of the Property. Tenant shall promptly provide Landlord with copies of all correspondence to or from third parties regarding such claims or actions or regarding environmental conditions in or originating from the Property.

16.5        In the event of a release of any Hazardous Substance on, in or from the Property which was not caused by Landlord or any invitee, agent, contractor, servant, employee, licensee or subtenant of Landlord, Tenant shall immediately cause complete remediation of such release and restore the Property to the condition that existed on the date Tenant first took possession of the Property. Landlord shall have the right, but not the obligation, to enter the Property and remediate any environmental condition on the Property to comply with all Applicable Environmental Laws.

16.6        Tenant hereby agrees to pay any judgments, fines, charges, fees, damages, losses, penalties, demands, actions, costs and expenses (including without limitation legal fees and expenses), remedial and response costs, remediation plan preparation costs, and any continuing monitoring or closure costs arising from or pertaining to the application of any Applicable Environmental Law to the Property due to a breach of Tenant’s obligations pursuant to this Section 16. Further, Tenant hereby covenants and agrees to indemnify and forever hold harmless Landlord, together with its members, managers, officers, employees, servants, attorneys, and agents (collectively, the “Indemnified Parties”) of and from any and all liabilities (including strict liability), judgments, fines, charges, fees, damages, losses, penalties, demands, actions, costs and expenses (including, without limitation, legal fees and expenses), remedial and response costs, remediation plan preparation costs, and any continuing monitoring or closure costs incurred or suffered by the Indemnified Parties, or asserted by any third party against the Indemnified Parties, due to the breach of Tenant’s obligations set forth in this Section 16. This indemnification shall survive the expiration or earlier termination of this Agreement.

16.7        At the expiration or earlier termination of this Agreement, Tenant shall return the Property to Landlord free of any Hazardous Substances in, on, or from the Property which were not placed on the Property by Landlord or any invitee, agent, contractor, servant, employee, licensee or subtenant of Landlord, or present in the Property on the date Tenant first took possession of the Property.

16.8        With respect to all environmental matters referred to in this Section 16 arising prior to the effective date of this Agreement and resulting from the acts or actions or lack of acts or actions on the part of Landlord, Landlord hereby indemnifies and agrees to hold harmless Tenant from any liability with respect thereto.

SECTION 17:  MISCELLANEOUS

17.1        Force Majeure. If either Landlord or Tenant is delayed or prevented from performing any term of this Agreement by reason of strikes, walkouts, inability to procure materials, failure of power, restrictive laws or regulations, riots, war or other reason beyond the party’s control, then performance will be excused for the period of delay and the time for performance will be extended for a period equal to the period of such delay; provided, however, that force majeure shall not excuse the payment of Rent by Tenant.

17.2        Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be deemed to have been given when delivered personally to the party or when actually received (or when a receipt is returned evidencing inability to deliver or refusal of a party to accept delivery) if sent by registered or certified mail, postage and charges prepaid, return receipt requested, addressed as follows:

To Landlord:	Oxmoor Holdings, LLC
2641 Rocky Ridge Lane
Birmingham, Alabama 35216

To Tenant:	Nutech Medical, Inc.
2641 Rocky Ridge Lane
Birmingham, Alabama 35216

17.3        Certificates. Either party will, at any time and without charge, within ten (10) days after written request by the other, certify by written instrument as to: (a) whether this Agreement has been supplemented or amended, and if so, in what manner; (b) the validity of the Agreement as of the time the request is received; (c) the existence of any Default by either party and any offsets, counterclaims or defenses on the part of the other party; (d) the commencement and termination dates of the Lease Term; and (e) such other matters as might be reasonably requested. Such certification may be delivered to any mortgagee or purchaser, or prospective mortgagee or prospective purchaser, or to any other Person specified in the certificate. Information so communicated will be binding on the executing party and may be relied on by the party requesting the same and by the Person to whom the certificate is delivered.

17.4        Governing Law. This Agreement is being executed, delivered and is intended to be performed in State of Alabama, and the substantive laws of the State of Alabama will govern the validity, construction and enforcement of this Agreement.

17.5        Binding Effect. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and may not be changed, modified, amended or supplemented except in writing, signed by both Landlord and Tenant. All other oral or written agreements, promises and arrangements relating to the subject matter of this Agreement are hereby rescinded. This Agreement will be binding on each of the parties and their respective successors and permitted assigns. This Agreement is intended to create rights between Landlord and Tenant and is not intended to confer rights on any other Person or to constitute such Person a third party beneficiary hereunder. If at any time Landlord or Tenant is comprised of more than one Person, this Agreement will be jointly and severally binding on each Person comprising Landlord and Tenant.

17.6        Execution. This Agreement may be executed in multiple counterparts with the same effect as if both parties had signed the same document. All counterparts will be construed together and will constitute one agreement.

17.7        Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible and be legal, valid and enforceable.

[SIGNATURES ON FOLLOWING PAGE]

[Signature Page to Lease Agreement]

IN WITNESS WHEREOF, the parties have executed this instrument as of the date first above written.

LANDLORD:

OXMOOR HOLDINGS, LLC, an Alabama limited liability company,

By:	/s/ Judy S. Horton
Judy S. Horton
Its:	Manager

TENANT:

NUTECH MEDICAL, INC., an Alabama corporation

By:	/s/ Jennifer B. Crump
Jennifer B. Crump
Its:	CFO

TENANT:

NUTECH SPINE, INC., an Alabama LLC

By:	/s/ Howard Walthall
Howard Walthall
Its:	President

EXHIBIT “A”

The Property

Lot 2, according to the survey of McCrory Office Park, as recorded in Map Book 225, Page 98, in the Probate Office of Jefferson County, Alabama.

A-1

EXHIBIT “B”

Approved Title Exceptions

1.              The lien of ad valorem taxes for the year 2014, and subsequent years, not yet due and payable.

2.              Title to oil, gas, and minerals within and underlying the premises, together with all oil and mining rights and other rights, privileges, and immunities relating thereto, as recorded in Volume 199, Page 475, and Volume 676, Page 37.

3.              Such state of facts as shown on the plat of McCrory Office Park, as recorded in Map Book 225, Page 98, in the Probate Office of Jefferson County, Alabama.

4.              Sanitary Sewer Right of Way, recorded in LR 200608, page 438, and corrected in LR 200612, Page 6633, in the Probate Office of Jefferson County, Alabama.

5.              Any portion of the land lying within the additional right of way for Rocky Ridge Lane, as recorded in LR 201001, page 3372, in the Probate Office of Jefferson County, Alabama.

6.              Right of way to Alabama Power Company recorded in Volume 3154, Page 242 and Real 3676, page 423, in the Probate Office of Jefferson County, Alabama.

B-1

SERVICES AND UTILITIES

16.          Services and utilities furnished to the Demised Premises UTILITIES shall be provided and paid for as follows:

BY LESSEE	ITEM	BY LESSOR
☒	Water & sewer charges	☐
☒	Electric, fuel oil, and/or gas, & hot water charges	☐
☒	Plumbing mechanical & maintenance	☐
☐	Heating mechanical maintenance	☒
☐	Air conditioning mechanical & maintenance	☒
☒	Interior building maintenance	☐
☒	Exterior building maintenance, e.g., window cleaning, etc.	☐
☐	Real estate taxes	☒
☒	Trash removal	☐
☒	Janitorial service 5 days per week, excluding legal holidays	☐
☒	Any security above “normally” locked doors	☐
☒	Lawn care & landscaping maintenance	☐
☐	Driveway, parking lot & sidewalk maintenance	☒
☐	Structural maintenance	☒
☐	Roof maintenance	☒
☒	Fire alarm maintenance and inspections	☐
☒	Telephones, voice, & data lines and equipment	☐
☒	Fire extinguishers, installation & service	☐
☒	Lessee’s signage, with Lessor’s approval	☐

In each instance, the following key indicates how the cost of such services will be paid by Lessee:

6